EXHIBIT 99.1

    MOUNTAIN VIEW, Calif., July 11/PRNewswire/ -- Pinnacle Systems, Inc. (Nasdaq: PCLE), a leader in digital video solutions, today announced that financial results for the fourth quarter of fiscal 2000, which ended June 30, 2000, will be lower than the current analyst consensus estimates. Net sales for the fourth quarter of fiscal 2000 are currently expected to be approximately $62 million, and net income is expected to be between $.06 and $.08 per share(*), excluding acquisition-related and one-time charges.

    The company will announce its financial results for the fourth quarter and fiscal 2000 on July 25, 2000.

    According to Pinnacle Systems' President and Chief Executive Officer, Mark Sanders, "Net sales in fiscal 2000 are expected to increase nearly 50% over fiscal 1999, and sales during the fourth quarter of fiscal 2000 are expected to increase more than 30% over the same quarter last year. Nonetheless, this was below our expectations for the quarter, impacting our profitability. The fourth quarter was particularly back-end loaded and a significant amount of business closed in the last week on terms less favorable than expected. The resulting sales shortfall and compressed margins became apparent after the end of the quarter. However wee believe the fundamentals of our business continue to be sound, and the markets we serve offer exceptional growth prospects for the future, especially as broadband networks and full-quality video over the Internet become widely available."

    This press release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 about the Company's expected results for the fourth quarter and fiscal 2000. The forward-looking statements are based upon current information and expectations regarding Pinnacle Systems and its subsidiaries. These estimates and statements are made as of today, do not guarantee future performance, and involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in these forward-looking statements. June 30, 2000 was the end of fiscal 2000 and the Company's external auditors have not yet completed the year-end audit. Final financial results for the fourth quarter and fiscal 2000 could differ materially from the estimates in this press release. (*)Assumes an 18% income tax rate on net income, excluding acquisitions related and one-time charges. However, there can be no assurance that the final tax rate will be 18% since the Company may make year-end tax entries that would affect this tax rate.

    About Pinnacle Systems, Inc

    Pinnacle Systems' broadcast, desktop and consumer products provide video professionals and consumers cutting-edge digital video tools to create, store, distribute and view web enabled digital video easier and more affordably than ever before. Pinnacle Systems may be reached at 650-526-1600 or the World Wide Web at http://www.pinnaclesys.com.

    All trademarks and registered trademarks are the property of their owners and are used for identification or reference purposes only, with no intent to infringe on copyrights.



SOURCE: Pinnacle Systems, Inc.
WebSite: http://www.pinnaclesys.com
         --------------------------